Exhibit 99.1

News Release

CONTACTS:	Jim Eglseder (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-8424	October 20, 2011
Rich Rosen, CFA (Investors)
(513) 534-3307
Debra DeCourcy, APR (Media)
(513) 534-4153

FIFTH THIRD BANCORP ANNOUNCES THIRD QUARTER 2011 NET INCOME TO COMMON SHAREHOLDERS OF $373 MILLION OR $0.40 PER SHARE

•	3Q11 net income available to common shareholders of $373 million or $0.40 per diluted common share

•	EPS up 14 percent versus $0.35 per share in 2Q11; up 82 percent versus $0.22 per share in 3Q10

•	Net income to common increased 14 percent versus $328 million in 2Q11; increased 112 percent versus $175 million in 3Q10

•	3Q11 net income of $381 million

•	3Q11 return on assets of 1.3 percent

•	3Q11 return on average common equity* of 11.9 percent; return on average tangible common equity* of 14.9 percent

•	Pre-provision net revenue (PPNR)* of $617 million

•	Net interest income (FTE) of $902 million, up 4 percent sequentially; net interest margin 3.65 percent; period end loans up 2 percent sequentially driven by 4 percent growth in C&I loans

•

Noninterest income of $665 million, up 1 percent sequentially driven primarily by securities gains, stronger mortgage-related revenue, and service charges on deposits, partially offset by the sequential effects of valuation adjustments on Visa total return swap and Vantiv puts and warrants

•	Noninterest expense of $946 million, up 5 percent sequentially driven by costs related to the termination of certain FHLB borrowings and hedging transactions

•	Credit trends remain favorable

•

3Q11 net charge-offs of $262 million (1.32 percent of loans and leases), the lowest level since 4Q07, versus 2Q11 NCOs of $304 million and 3Q10 NCOs of $956 million ($510 million on the sale or transfer of loans to held-for-sale and $446 million of losses on remaining loan portfolio)

•

Total nonperforming assets of $2.1 billion including held-for-sale declined $123 million or 5 percent sequentially; nonperforming assets excluding held-for-sale of $1.9 billion declined $144 million or 7 percent; lowest levels since 2Q08

•	NPA ratio of 2.44 percent down 22 bps from 2Q11, NPL ratio of 1.93 percent down 16 bps from 2Q11; Gross NPL inflows of $418 million down 25 percent sequentially

•	Total delinquencies (includes 30-89 days past dues and over 90 days past dues) flat sequentially

•	Allowance to loan ratio of 3.08 percent, 125 percent of nonperforming assets, 158 percent of nonperforming loans and leases, and 2.4 times 3Q11 annualized net charge-offs

•	No direct European sovereign exposure; total exposure to European peripheral** borrowers less than $0.2 billion; gross exposure to European banks less than $0.3 billion

•	Strong capital ratios; exceed fully phased-in Basel III proposed standards

•	Tier 1 common ratio 9.33 percent, up 13 bps sequentially (pro forma*** ~9.8 percent on a fully-phased in Basel III-adjusted basis, estimated among highest of large cap U.S. banks)

•	Tier 1 ratio 11.96 percent, Total capital ratio 16.25 percent, Leverage ratio 11.08 percent

•	Tangible common equity ratio* of 8.63 percent excluding unrealized gains/losses; 9.04 percent including unrealized gains/losses

•	Book value per share of $13.73, tangible book value per share* of $11.05

•	Tangible book value per share growth 5 percent from 2Q11, 13 percent from 3Q10

*	non-GAAP measure; See Reg. G reconciliation on page 32
**	Greece, Ireland, Italy, Portugal, Spain
***	Current estimate (non-GAAP), subject to final rule-making and clarification by U.S. banking regulators; currently assumes unrealized securities gains are included in common equity for purposes of this calculation

Fifth Third Bancorp (Nasdaq: FITB) today reported third quarter 2011 net income of $381 million, compared with net income of $337 million in the second quarter of 2011 and net income of $238 million in the third quarter of 2010. After preferred dividends, third quarter 2011 net income available to common shareholders was $373 million or $0.40 per diluted share, compared with second quarter net income of $328 million or $0.35 per diluted share, and net income of $175 million or $0.22 per diluted share in the third quarter of 2010.

Third quarter 2011 results included a $17 million reduction in other noninterest income related to the valuation of a total return swap entered into as part of the 2009 sale of Visa, Inc. Class B shares. There were similar reductions of $4 million in the second quarter of 2011 and $5 million in the third quarter of 2010. Third quarter 2011 results included $3 million in positive valuation adjustments on Vantiv LLC puts and warrants, compared with positive $29 million in the second quarter of 2011 and negative $5 million in the third quarter of 2010. Third quarter 2011 results included investment securities gains of $26 million, compared with $6 million in the second quarter and $4 million in the year ago quarter. Third quarter 2011 results also included $28 million of expense related to the termination of certain FHLB borrowings and hedging transactions. Third quarter 2010 net income included a pre-tax benefit, net of associated expenses, of $127 million from the settlement of litigation related to a bank-owned life insurance (BOLI) policy.

Earnings Highlights

	For the Three Months Ended					% Change
	September 2011	June 2011	March 2011	December 2010	September 2010	Seq	Yr/Yr
Earnings ($ in millions)
Net income attributable to Bancorp	$381	$337	$265	$333	$238	13%	60%
Net income available to common shareholders	$373	$328	$88	$270	$175	14%	112%

Common Share Data
Earnings per share, basic	0.41	0.36	0.10	0.34	0.22	14%	86%
Earnings per share, diluted	0.40	0.35	0.10	0.33	0.22	14%	82%
Cash dividends per common share	0.08	0.06	0.06	0.01	0.01	33%	700%

Financial Ratios
Return on average assets	1.34%	1.22%	0.97%	1.18%	0.84%	10%	60%
Return on average common equity	11.9	11.0	3.1	10.4	6.8	8%	75%
Return on average tangible common equity	14.9	14.0	4.2	13.9	9.4	6%	59%
Tier I capital	11.96	11.93	12.20	13.89	13.85	—	(14%)
Tier I common equity	9.33	9.20	8.99	7.48	7.34	1%	27%
Net interest margin (a)	3.65	3.62	3.71	3.75	3.70	1%	(1%)
Efficiency (a)	60.4	59.1	62.5	62.6	56.2	2%	7%

Common shares outstanding (in thousands)	919,779	919,818	918,728	796,273	796,283	—	16%
Average common shares outstanding
(in thousands):
Basic	914,947	914,601	880,830	791,072	791,017	—	16%
Diluted	955,490	955,478	894,841	836,225	797,492	—	20%

(a)	Presented on a fully taxable equivalent basis

“Fifth Third’s third quarter results showed continued strength as we generated a profit of $373 million, up 14 percent from last quarter and more than doubling from last year,” said Kevin T. Kabat, president and CEO of Fifth Third Bancorp. “Return on assets was 1.34 percent and we generated a return on average tangible common equity of nearly 15 percent. Tangible book value per share grew a strong 5 percent sequentially.

“Revenue increased 3 percent sequentially. The primary driver of growth during the quarter was a 4 percent increase in net interest income. Average loan balances excluding loans held-for-sale were up 1 percent over last quarter and up 2 percent on a period end basis. C&I continues to be a strength for us, with average balances up 3 percent from last quarter and up 9 percent compared with the third quarter of 2010. Noninterest income increased 1 percent driven by growth in mortgage banking net revenue, deposit service charges, and gains on securities sales, which more than offset the negative sequential effect of valuation adjustments related to our Visa total return swap and Vantiv puts and warrants. Expense trends reflected costs related to the termination of certain FHLB borrowings and hedging transactions.

“Credit trends continued to improve as net charge-offs declined 14 percent from last quarter to $262 million or 1.32 percent of loans and leases. Nonperforming asset (excluding held-for-sale) levels declined $144 million or 7 percent sequentially to 2.44 percent of loans, leases and OREO, and delinquency trends remain consistent with pre-crisis levels.

“While the current environment is characterized by a significant level of uncertainty, particularly related to Europe, Fifth Third is delivering solid results and expects to continue to do so in the future. We do not have significant direct exposure to Europe, particularly the peripheral nations of most concern; our capital and liquidity levels are very strong; and thus far we continue to see business activity in our markets that, while not robust, has been more than sufficient to support solid loan growth and strong earnings results.”

Income Statement Highlights

	For the Three Months Ended					% Change
	September 2011	June 2011	March 2011	December 2010	September 2010	Seq	Yr/Yr
Condensed Statements of Income ($ in millions)
Net interest income (taxable equivalent)	$902	$869	$884	$919	$916	4%	(2%)
Provision for loan and lease losses	87	113	168	166	457	(23%)	(81%)
Total noninterest income	665	656	584	656	827	1%	(20%)
Total noninterest expense	946	901	918	987	979	5%	(3%)

Income before income taxes (taxable equivalent)	534	511	382	422	307	5%	74%

Taxable equivalent adjustment	4	5	5	5	4	(20%)	—
Applicable income taxes	149	169	112	83	65	(12%)	129%

Net income	381	337	265	334	238	13%	60%
Less: Net income attributable to noncontrolling interest	—	—	—	1	—	—	—

Net income attributable to Bancorp	381	337	265	333	238	13%	60%
Dividends on preferred stock	8	9	177	63	63	(11%)	(87%)

Net income available to common shareholders	373	328	88	270	175	14%	112%

Earnings per share, diluted	$0.40	$0.35	$0.10	$0.33	$0.22	14%	82%

Net Interest Income

	For the Three Months Ended					% Change
	September 2011	June 2011	March 2011	December 2010	September 2010	Seq	Yr/Yr
Interest Income ($ in millions)
Total interest income (taxable equivalent)	$1,059	$1,050	$1,065	$1,109	$1,130	1%	(6%)
Total interest expense	157	181	181	190	214	(13%)	(27%)

Net interest income (taxable equivalent)	$902	$869	$884	$919	$916	4%	(2%)

Average Yield
Yield on interest-earning assets (taxable equivalent)	4.28%	4.37%	4.47%	4.52%	4.57%	(2%)	(6%)
Yield on interest-bearing liabilities	0.86%	1.00%	1.02%	1.04%	1.13%	(14%)	(24%)

Net interest rate spread (taxable equivalent)	3.42%	3.37%	3.45%	3.48%	3.44%	1%	(1%)

Net interest margin (taxable equivalent)	3.65%	3.62%	3.71%	3.75%	3.70%	1%	(1%)

Average Balances ($ in millions)
Loans and leases, including held for sale	$80,013	$79,153	$79,379	$79,148	$78,854	1%	1%
Total securities and other short-term investments	18,142	17,192	17,290	18,066	19,309	6%	(6%)
Total interest-earning assets	98,155	96,345	96,669	97,214	98,163	2%	—
Total interest-bearing liabilities	72,473	72,503	72,372	72,657	75,076	—	(3%)
Bancorp shareholders’ equity	12,841	12,365	13,052	14,007	13,852	4%	(7%)

Net interest income of $902 million on a fully taxable equivalent basis increased $33 million from the second quarter of 2011. Interest income increased $9 million and interest expense declined $24 million. Higher interest income results reflected growth in C&I, residential mortgage, auto, and bankcard loan balances, as well as in investment securities, which more than offset lower yields on loans and securities given the current interest rate environment. Interest expense improvements were driven by lower deposit costs, including the run-off of high-rate CDs and their replacement at lower yields, as well as lower long-term debt expense. The latter reflected the full-quarter impact of our redemption of Trust Preferred Securities (TruPS) in the second quarter of 2011 and hedge ineffectiveness in the second and third quarters of 2011 due to changes in the interest rate environment. An extra day in the quarter added $6 million sequentially to net interest income.

The net interest margin was 3.65 percent, an increase of 3 bps from 3.62 percent in the previous quarter. The increase reflected the net effect of the factors mentioned in the net interest income discussion, while day count reduced the margin by 2 bps.

Compared with the third quarter of 2010, net interest income decreased $14 million and the net interest margin decreased 5 bps. The decrease in net interest income and net interest margin was largely the result of lower loan and investment securities yields, partially offset by higher average loan balances, run-off in higher-priced CDs, and mix shift to lower cost deposit products.

Securities

Average securities and other short-term investments were $18.1 billion in the third quarter of 2011 compared with $17.2 billion in the previous quarter and $19.3 billion in the third quarter of 2010. Sequential growth was due to the investment of cash borrowed from the FHLB in advance of the U.S. debt ceiling deadline as well as the pre-investment of a portion of expected second half of 2011 portfolio cash flows during the quarter.

Loans

	For the Three Months Ended					% Change
	September 2011	June 2011	March 2011	December 2010	September 2010	Seq	Yr/Yr
Average Portfolio Loans and Leases ($ in millions)
Commercial:
Commercial and industrial loans	$28,777	$27,909	$27,331	$26,338	$26,344	3%	9%
Commercial mortgage	10,050	10,394	10,685	10,985	11,375	(3%)	(12%)
Commercial construction	1,752	1,918	2,030	2,171	2,885	(9%)	(39%)
Commercial leases	3,300	3,349	3,364	3,314	3,257	(1%)	1%

Subtotal - commercial loans and leases	43,879	43,570	43,410	42,808	43,861	1%	—

Consumer:
Residential mortgage loans	10,006	9,654	9,282	8,382	7,837	4%	28%
Home equity	10,985	11,144	11,376	11,655	11,897	(1%)	(8%)
Automobile loans	11,445	11,188	11,070	10,825	10,517	2%	9%
Credit card	1,864	1,834	1,852	1,844	1,838	2%	1%
Other consumer loans and leases	441	547	646	722	667	(19%)	(34%)

Subtotal - consumer loans and leases	34,741	34,367	34,226	33,428	32,756	1%	6%

Total average loans and leases (excluding held for sale)	$78,620	$77,937	$77,636	$76,236	$76,617	1%	3%

Average loans held for sale	1,393	1,216	1,743	2,912	2,237	15%	(38%)

Average loan and lease balances (excluding loans held-for-sale) were up $683 million sequentially, or 1 percent, and increased $2.0 billion, or 3 percent, from the third quarter of 2010. Period end loan and lease balances (excluding loans held-for-sale) grew $1.2 billion, or 2 percent, from the second quarter and $3.2 billion, or 4 percent, from a year ago.

Average commercial portfolio loan and lease balances were up $309 million sequentially, or 1 percent, and increased $18 million from the third quarter of 2010. C&I average loans increased 3 percent sequentially and 9 percent compared with the third quarter of 2010. Average commercial mortgage and commercial construction loan balances declined by a combined 4 percent sequentially and 17 percent from the same period the previous year, reflecting continued low customer demand and tighter underwriting standards. Commercial line usage, on an end of period basis, was consistent at 33 percent of committed lines in the third quarter versus 33 percent in the second quarter of 2011 and 32 percent in the third quarter of 2010.

Average consumer portfolio loan and lease balances were up $374 million sequentially, or 1 percent, and increased $2 billion, or 6 percent, from the third quarter of 2010. Average residential mortgage loans increased 4 percent sequentially, reflecting stronger originations during the quarter as rates decreased to historical lows as well as the continued retention of certain branch originated shorter-term fixed-rate residential mortgages, which totaled $406 million in the third quarter. Compared with the third quarter of 2010, average residential mortgage loans increased 28 percent and reflected the previously mentioned retention of mortgages. Average auto loans increased 2 percent sequentially and 9 percent year-over-year as continued strong loan origination volumes more than offset pay-downs. The growth outlined above was partially offset by lower home equity loan balances, which declined 1 percent sequentially and 8 percent year-over-year due to lower demand and production.

Average loans held-for-sale of $1.4 billion increased $177 million from second quarter levels primarily due to the high level of refinancing activity during the quarter. Compared with the third quarter of 2010, average loans held-for-sale decreased $844 million due to the effect of elevated mortgage refinancing activity in 2010 on the mortgage loan warehouse.

Deposits

	For the Three Months Ended					% Change
	September 2011	June 2011	March 2011	December 2010	September 2010	Seq	Yr/Yr
Average Deposits ($ in millions)
Demand deposits	$23,677	$22,174	$21,582	$21,066	$19,362	7%	22%
Interest checking	18,322	18,701	18,539	17,578	17,142	(2%)	7%
Savings	21,747	21,817	21,324	20,602	19,905	—	9%
Money market	5,213	5,009	5,136	4,985	4,940	4%	6%
Foreign office (a)	3,255	3,805	3,580	3,733	3,592	(14%)	(9%)

Subtotal - Transaction deposits	72,210	71,506	70,161	67,964	64,941	1%	11%
Other time	6,008	6,738	7,363	8,490	10,261	(11%)	(41%)

Subtotal - Core deposits	78,218	78,244	77,524	76,454	75,202	—	4%
Certificates - $100,000 and over	3,376	3,955	4,226	4,858	6,096	(15%)	(45%)
Other	7	2	1	9	4	192%	65%

Total deposits	$81,601	$82,201	$81,751	$81,321	$81,302	(1%)	—

(a)	Includes commercial customer Eurodollar sweep balances for which the Bancorp pays rates comparable to other commercial deposit accounts.

Average core deposits were flat sequentially and increased 4 percent from the third quarter of 2010, as transaction deposit growth was partially offset by continued runoff of consumer time deposits (CDs). Average transaction deposits, excluding consumer time deposits, increased 1 percent from the second quarter of 2011 primarily driven by higher demand deposit account (DDA) balances. Year-over-year growth of 11 percent was driven by higher DDA, savings, interest checking, and money market account balances.

Retail average transaction deposits increased 1 percent sequentially and reflected higher DDA, money market, and interest checking account balances. Growth of 13 percent from the third quarter of 2010 reflected higher balances across all transaction deposit account categories. Consumer CDs included in core deposits declined 11 percent sequentially and 42 percent year-over-year, driven by maturities of higher-rate CDs and customer reluctance to purchase longer CD maturities given the current low rate environment.

Commercial average transaction deposits increased 1 percent sequentially and 7 percent from the previous year. Sequential growth reflected higher inflows to DDAs during the quarter, with levels particularly elevated during the debt ceiling debate and aftermath, partially offset by lower foreign office deposits and lower public funds balances in interest checking. Year-over-year growth also reflected higher inflows to DDAs, partially offset by lower foreign office deposits. Average public funds balances were $5.4 billion compared with $5.7 billion in the second quarter of 2011 and $5.2 billion in the third quarter of 2010.

Noninterest Income

	For the Three Months Ended					% Change
	September 2011	June 2011	March 2011	December 2010	September 2010	Seq	Yr/Yr
Noninterest Income ($ in millions)
Service charges on deposits	$134	$126	$124	$140	$143	7%	(6%)
Corporate banking revenue	87	95	86	103	86	(8%)	1%
Mortgage banking net revenue	178	162	102	149	232	10%	(23%)
Investment advisory revenue	92	95	98	93	90	(3%)	2%
Card and processing revenue	78	89	80	81	77	(12%)	2%
Other noninterest income	64	83	81	55	195	(23%)	(67%)
Securities gains, net	26	6	8	21	4	333%	550%
Securities gains, net - non-qualifying hedges on mortgage servicing rights	6	—	5	14	—	NM	NM

Total noninterest income	$665	$656	$584	$656	$827	1%	(20%)

NM: Not Meaningful

Noninterest income of $665 million increased $9 million sequentially, or 1 percent, and declined $162 million or 20 percent compared with year ago results. The sequential growth was driven by securities gains, higher mortgage banking net revenue and service charges on deposits, partially offset by the effect of valuation adjustments on the Visa total return swap and Vantiv puts and warrants described below. The year-over-year decline was driven by the $152 million benefit in the third quarter of 2010 from the settlement of litigation associated with one of the Bancorp’s BOLI policies as well as by lower mortgage banking net revenue and service charges on deposits.

Third quarter 2011 results included a $17 million reduction in income due to the increase in fair value of the liability related to the total return swap entered into as part of the 2009 sale of Visa, Inc. Class B shares. This total return swap reduced noninterest income by $4 million in the second quarter of 2011 and by $5 million in the third quarter of 2010. Third quarter 2011 results included a $3 million positive valuation adjustment on warrants and puts related to the 2009 sale of an interest in our processing business, compared with $29 million in positive valuation adjustments on these instruments in the second quarter of 2011 and $5 million in negative valuation adjustments in the third quarter of 2010. Third quarter 2010 results included the previously mentioned $152 million benefit from the settlement of litigation associated with one of the Bancorp’s BOLI policies. Excluding these items, as well as investment securities gains in all periods, noninterest income increased $28 million, or 4 percent, from the previous quarter driven by higher mortgage banking net revenue, and service charges on deposits. On a year-over-year basis, noninterest income, excluding the items mentioned above, decreased $28 million, or 4 percent, due to lower mortgage banking net revenue and service charges on deposits.

Service charges on deposits of $134 million increased 7 percent from the second quarter and decreased 6 percent compared with the same quarter last year. Retail service charges increased 11 percent sequentially due to higher consumer overdrafts driven by account growth and one additional day in the quarter. Compared with the third quarter of 2010, retail service charges declined 16 percent largely due to the implementation of new overdraft regulations and overdraft policies. Commercial service charges increased 4 percent sequentially and 2 percent compared with the same quarter last year due to reductions in earnings credit rates and account growth.

Corporate banking revenue of $87 million decreased 8 percent from the second quarter of 2011 and increased 1 percent from the same period last year. Sequential results were driven by lower syndication fees and institutional sales revenue. Higher revenue from business lending fees primarily drove the year-over-year increase.

Mortgage banking net revenue was $178 million in the third quarter of 2011, a 10 percent increase from the second quarter of 2011 and a 23 percent decrease from the third quarter of 2010. Third quarter 2011 originations were $4.5 billion, compared with $3.1 billion in the previous quarter and $5.6 billion in the third quarter of 2010. Third quarter 2011 originations resulted in gains of $119 million on mortgages sold compared with gains of $64 million during the previous quarter and $173 million during the third quarter of 2010. Additionally gain on sale margins increased from second quarter levels although they were lower than third quarter 2010 levels. Mortgage servicing fees this quarter were $59 million, compared with $58 million in the second quarter of 2011 and $56 million in the third quarter of 2010. Mortgage banking net revenue is also affected by net servicing asset value adjustments, which include mortgage servicing rights (MSR) amortization and MSR valuation adjustments (including mark-to-market adjustments on free-standing derivatives used to economically hedge the MSR portfolio). These net servicing asset valuation adjustments were net zero in the third quarter of 2011 (reflecting MSR amortization of $34 million and MSR valuation adjustments of positive $34 million); positive $40 million in the second quarter of 2011 (MSR amortization of $25 million and MSR valuation adjustments of positive $65 million); and positive $3 million in the third quarter of 2010 (MSR amortization of $43 million and MSR valuation adjustments of positive $46 million). The mortgage-servicing asset, net of the valuation reserve, was $662 million at quarter end on a servicing portfolio of $56 billion.

Net gains on securities held as non-qualifying hedges for the MSR were $6 million in the third quarter of 2011, compared with none in the second quarter of 2011 and none in the third quarter of 2010.

Investment advisory revenue of $92 million decreased 3 percent sequentially and increased 2 percent from the third quarter of 2010. Private and Institutional asset-based fees, including investment management, are down sequentially and up year-over-year based on equity and bond market levels. Sequential and year-over-year growth rates were both negatively impacted by lower mutual fund advisory fees.

Card and processing revenue was $78 million in the third quarter of 2011, a decrease of 12 percent sequentially and an increase of 2 percent from the third quarter of 2010. The sequential decline was driven by increased redemptions on both debit and credit rewards programs. The year-over-year comparison reflected higher transaction volumes partially offset by elevated levels of both debit and credit rewards redemptions.

Other noninterest income totaled $64 million in the third quarter of 2011, compared with $83 million in the previous quarter and $195 million in the third quarter of 2010. Other noninterest income included revenue from our equity interest in the processing business, effects of the valuation of warrants and puts related to the processing business sale, and changes in income related to the valuation of the total return swap entered into as part of the 2009 sale of Visa, Inc. Class B shares. For periods ending September 30, 2011, June 30, 2011, and September 30, 2010, revenue from our processing business equity interest was $17 million, $6 million, and $7 million, respectively; warrant/put valuation adjustments were positive $3 million, positive $29 million, and negative $5 million, respectively; and reductions in income related to the Visa, Inc. total return swap were $17 million, $4 million, and $5 million, respectively. Third quarter 2010 results also included the $152 million gain from the settlement of litigation related to a BOLI policy. Excluding these items, other noninterest income increased $9 million from the previous quarter and $15 million from the third quarter of 2010.

Net credit-related costs recognized in other noninterest income were $25 million in the third quarter of 2011 versus $28 million last quarter and $44 million in the third quarter of 2010. Third quarter 2011 results included $3 million of net gains on sales of commercial loans held-for-sale and $6 million of fair value charges on commercial loans held-for-sale, as well as $21 million of losses on other real estate owned (OREO). Second quarter 2011 results included $8 million of net gains on sales of commercial loans held-for-sale and $9 million of fair value charges on commercial loans held-for-sale, as well as $26 million of losses on OREO. Third quarter 2010 results included net losses of $1 million on the sale of loans held-for-sale, $9 million of fair value charges on commercial loans held-for-sale, and $29 million of losses on OREO.

Net gains on investment securities were $26 million in the third quarter of 2011, compared with investment securities gains of $6 million in the previous quarter and $4 million in the third quarter of 2010.

Noninterest Expense

	For the Three Months Ended					% Change
	September 2011	June 2011	March 2011	December 2010	September 2010	Seq	Yr/Yr
Noninterest Expense ($ in millions)
Salaries, wages and incentives	$369	$365	$351	$385	$360	1%	3%
Employee benefits	70	79	97	73	82	(12%)	(15%)
Net occupancy expense	75	75	77	76	72	—	3%
Technology and communications	48	48	45	52	48	—	—
Equipment expense	28	28	29	32	30	1%	(6%)
Card and processing expense	34	29	29	26	26	18%	33%
Other noninterest expense	322	277	290	343	361	16%	(11%)

Total noninterest expense	$946	$901	$918	$987	$979	5%	(3%)

Noninterest expense of $946 million increased 5 percent from the second quarter of 2011 and decreased 3 percent from the third quarter of 2010. Third quarter 2011 expenses included $28 million of costs related to the termination of certain FHLB borrowings and hedging transactions. Excluding these items, noninterest expense increased $17 million, or 2 percent, from the second quarter of 2011 driven by increased credit-related costs and increased card and processing expense partially offset by lower affordable housing investments impairment expense. Excluding the items relating to debt and hedge terminations mentioned above, as well as $25 million in legal expenses associated with the previously described BOLI settlement in the third quarter of 2010, noninterest expense declined $36 million, or 4 percent, compared with the third quarter of 2010 driven by decreased credit-related costs.

Credit costs related to problem assets recorded as noninterest expense totaled $45 million in the third quarter of 2011, compared with $36 million in the second quarter of 2011 and $67 million in the third quarter of 2010. Third quarter credit-related expenses included provision expense for mortgage repurchases of $19 million, compared with $14 million in the second quarter and $45 million a year ago. (Realized mortgage repurchase losses were $31 million in the third quarter of 2011, compared with $22 million last quarter and $30 million in the third quarter of 2010, with the increase due to higher claims resolution.) Provision for unfunded commitments was a benefit of $10 million in the current quarter, compared with a benefit of $14 million last quarter and a benefit of $23 million a year ago. Derivative valuation adjustments related to customer credit risk were $4 million in expense this quarter versus $1 million in expense last quarter and $8 million in expense a year ago. OREO expense was $7 million this quarter, compared with $6 million last quarter and $9 million a year ago. Other problem asset-related expenses were $25 million in the third quarter, compared with $30 million the previous quarter and $28 million in the same period last year.

Credit Quality

	For the Three Months Ended
	September 2011	June 2011	March 2011	December 2010	September 2010
Total net losses charged off ($ in millions)
Commercial and industrial loans	($55)	($76)	($83)	($85)	($237)
Commercial mortgage loans	(47)	(47)	(54)	(80)	(268)
Commercial construction loans	(35)	(20)	(26)	(11)	(121)
Commercial leases	1	2	(1)	3	(1)
Residential mortgage loans	(36)	(36)	(65)	(62)	(204)
Home equity	(53)	(54)	(63)	(65)	(66)
Automobile loans	(12)	(8)	(20)	(19)	(17)
Credit card	(18)	(28)	(31)	(33)	(36)
Other consumer loans and leases	(7)	(37)	(24)	(4)	(6)

Total net losses charged off	(262)	(304)	(367)	(356)	(956)

Total losses	(294)	(343)	(397)	(399)	(992)
Total recoveries	32	39	30	43	36

Total net losses charged off	($262)	($304)	($367)	($356)	($956)
Ratios (annualized)
Net losses charged off as a percent of average loans and leases (excluding held for sale)	1.32%	1.56%	1.92%	1.86%	4.95%
Commercial	1.23%	1.30%	1.52%	1.59%	5.66%
Consumer	1.32%	1.89%	2.43%	2.20%	4.00%

Net charge-offs were $262 million in the third quarter of 2011, or 132 bps of average loans on an annualized basis. Net charge-offs were 14 percent lower than second quarter 2011 net charge-offs of $304 million, and 73 percent lower than third quarter 2010 net charge-offs of $956 million. Third quarter 2010 also included net losses of $510 million recorded on the sale or transfer of loans to held-for-sale.

Commercial net charge-offs were $136 million, or 123 bps, down $5 million versus $141 million, or 130 bps, in the second quarter. C&I net losses were $55 million compared with net losses of $76 million in the previous quarter. Commercial mortgage net losses totaled $47 million, unchanged from the second quarter. Commercial construction net losses were $35 million, compared with net losses of $20 million in the prior quarter. Net losses on residential builder and developer portfolio loans across the C&I and commercial real estate categories totaled $18 million. Originations of homebuilder / developer loans were suspended in 2007 and the remaining portfolio balance is $578 million, down from a peak of $3.3 billion in the second quarter of 2008.

Consumer net charge-offs were $126 million, or 132 bps, down $37 million versus $163 million, or 189 bps, in the second quarter. The decline was primarily driven by the effect of charge-offs in the second quarter recorded in the other consumer loan and lease category that resulted from a single credit relationship, as well as lower credit card charge-offs. Net charge-offs on residential mortgage loans in the portfolio were $36 million, unchanged from the previous quarter. Home equity net charge-offs were $53 million, versus $54 million in the second quarter. Net losses on brokered home equity loans represented 33 percent of third quarter home equity losses; such loans are 14 percent of the total home equity portfolio. The home equity portfolio included $1.5 billion of brokered loans, down from a peak of $2.6 billion in 2007; originations of these loans were discontinued in 2007. Net charge-offs in the auto portfolio of $12 million increased $4 million seasonally from the prior quarter. Net losses on consumer credit card loans were $18 million, down $10 million from the previous quarter. Net charge-offs in other consumer loans were $7 million, down $30 million from the previous quarter.

	For the Three Months Ended
	September 2011	June 2011	March 2011	December 2010	September 2010
Allowance for Credit Losses ($ in millions)
Allowance for loan and lease losses, beginning	$2,614	$2,805	$3,004	$3,194	$3,693
Total net losses charged off	(262)	(304)	(367)	(356)	(956)
Provision for loan and lease losses	87	113	168	166	457

Allowance for loan and lease losses, ending	2,439	2,614	2,805	3,004	3,194

Reserve for unfunded commitments, beginning	197	211	227	231	254
Provision for unfunded commitments	(10)	(14)	(16)	(4)	(23)

Reserve for unfunded commitments, ending	187	197	211	227	231

Components of allowance for credit losses:
Allowance for loan and lease losses	2,439	2,614	2,805	3,004	3,194
Reserve for unfunded commitments	187	197	211	227	231

Total allowance for credit losses	$2,626	$2,811	$3,016	$3,231	$3,425
Allowance for loan and lease losses ratio
As a percent of loans and leases	3.08%	3.35%	3.62%	3.88%	4.20%
As a percent of nonperforming loans and leases (a)	158%	160%	170%	179%	202%
As a percent of nonperforming assets (a)	125%	125%	132%	138%	153%

(a)	Excludes non accrual loans and leases in loans held for sale

Provision for loan and lease losses totaled $87 million in the third quarter of 2011, down $26 million from the second quarter of 2011 and down $370 million from the third quarter of 2010. The allowance for loan and lease losses represented 3.08 percent of total loans and leases outstanding as of quarter end, compared with 3.35 percent last quarter, and represented 158 percent of nonperforming loans and leases, 125 percent of nonperforming assets, and 235 percent of third quarter annualized net charge-offs.

	September 2011	June 2011	As of March 2011	December 2010	September 2010
Nonperforming Assets and Delinquent Loans ($ in millions)
Nonaccrual portfolio loans and leases:
Commercial and industrial loans (a)	$449	$485	$477	$473	$525
Commercial mortgage loans	353	417	415	407	464
Commercial construction loans	151	147	159	182	211
Commercial leases	13	16	11	11	30
Residential mortgage loans	142	145	140	152	124
Home equity	25	26	24	23	23
Automobile loans	—	1	1	1	1
Other consumer loans and leases (a)	1	3	60	84	—

Total nonaccrual loans and leases	$1,134	$1,240	$1,287	$1,333	$1,378
Restructured loans and leases - commercial (nonaccrual)	189	188	149	141	31
Restructured loans and leases - consumer (nonaccrual)	215	211	209	206	175

Total nonperforming loans and leases	$1,538	$1,639	$1,645	$1,680	$1,584
Repossessed personal property	17	15	20	27	29
Other real estate owned (b)	389	434	461	467	469

Total nonperforming assets (c)	$1,944	$2,088	$2,126	$2,174	$2,082
Nonaccrual loans held for sale	171	147	184	247	680
Restructured loans - commercial (nonaccrual) held for sale	26	29	32	47	19

Total nonperforming assets including loans held for sale	$2,141	$2,264	$2,342	$2,468	$2,781

Restructured Consumer loans and leases (accrual)	$1,601	$1,593	$1,573	$1,560	$1,588
Restructured Commercial loans and leases (accrual)	$349	$258	$243	$228	$146

Total loans and leases 90 days past due	$274	$279	$266	$274	$317
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned (c)	1.93%	2.09%	2.11%	2.15%	2.07%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (c)	2.44%	2.66%	2.73%	2.79%	2.72%

(a)	Nonaccrual loans and leases at December 31, 2010 reflect a reclassification of $84 million in nonperforming loans from commercial and industrial loans to other consumer loans and leases which occurred after the Bancorp’s Form 8-K was filed on January 19, 2011. This reclassification was primarily a result of the determination that consumer loans obtained in the foreclosure of a commercial loan were more appropriately categorized as other consumer loans and leases in accordance with regulatory guidelines.
(b)	Excludes government insured advances.
(c)	Does not include nonaccrual loans held-for-sale.

Total nonperforming assets, including loans held-for-sale, were $2.1 billion, a decline of $123 million, or 5 percent, from the previous quarter. Nonperforming assets held-for-investment (NPAs) at quarter end were $1.9 billion or 2.44 percent of total loans, leases and OREO, and decreased $144 million, or 7 percent, from the previous quarter. Nonperforming loans held-for-investment (NPLs) at quarter end were $1.5 billion or 1.93 percent of total loans, leases and OREO, and decreased $101 million or 6 percent from the second quarter.

Commercial portfolio NPAs at quarter-end were $1.5 billion, or 3.31 percent of commercial loans, leases and OREO, and decreased $138 million, or 9 percent, from the second quarter. Commercial portfolio NPLs were $1.2 billion, or 2.60 percent of commercial loans and leases, and decreased $97 million from last quarter. Commercial construction portfolio NPAs were $237 million, a decline of $3 million from the previous quarter. Commercial mortgage portfolio NPAs were $631 million, down $80 million from the prior quarter. Commercial real estate loans in Michigan and Florida represented 47 percent of commercial real estate NPAs and 37 percent of our total commercial real estate portfolio. C&I portfolio NPAs of $588 million decreased $51 million from the previous quarter. Within the overall commercial loan portfolio, residential real estate builder and developer portfolio NPAs of $207 million declined $35 million from the second quarter, of which $48 million were commercial construction assets, $144 million were commercial mortgage assets and $15 million were C&I assets. Commercial portfolio NPAs included $189 million of nonaccrual troubled debt restructurings (TDRs), compared with $188 million last quarter.

Consumer portfolio NPAs of $470 million, or 1.34 percent of consumer loans, leases and OREO, decreased $6 million from the second quarter. Consumer portfolio NPLs were $383 million, or 1.09 percent of consumer loans and leases, and decreased $3 million from last quarter. Of consumer NPAs, $407 million were in residential real estate portfolios. Residential mortgage NPAs were $337 million, consistent with the previous quarter, with Florida representing 46 percent of residential mortgage NPAs and 17 percent of total residential mortgage loans. Home equity NPAs were down $1 million compared with last quarter at $70 million. Credit card NPAs declined $4 million from the previous quarter to $46 million. Other consumer NPAs declined $2 million to $1 million this quarter. Consumer nonaccrual TDRs were $215 million in the third quarter of 2011, compared with $211 million in the second quarter.

Second quarter OREO balances included in portfolio NPA balances described above were $389 million, down $45 million from $434 million in the second quarter, and included $316 million in commercial OREO and $73 million in consumer OREO. Repossessed personal property of $17 million consisted largely of autos.

Loans still accruing over 90 days past due were $274 million, down $5 million, or 2 percent, from the second quarter of 2011. Commercial balances 90 days past due of $63 million decreased $5 million sequentially. Consumer balances 90 days past due of $211 million were flat from the previous quarter. Loans 30-89 days past due of $474 million increased $5 million, or 1 percent, from the previous quarter. Commercial balances 30-89 days past due of $135 million were flat sequentially and consumer balances 30-89 days past due of $339 million increased $5 million from the second quarter.

At quarter-end, we held $197 million of commercial nonaccrual loans for sale, compared with $176 million at the end of the second quarter. During the quarter we sold approximately $17 million of held for sale loans; we transferred approximately $57 million of commercial loans from the portfolio to loans held-for-sale, and we transferred approximately $3 million of loans from loans held-for-sale to OREO. We recorded charge-offs of $17 million on the loans transferred to held for sale; we recorded negative valuation adjustments of $6 million on held-for-sale loans and we recorded net gains of $3 million on loans that were sold or settled during the quarter.

Capital Position

	For the Three Months Ended
	September 2011	June 2011	March 2011	December 2010	September 2010
Capital Position
Average shareholders’ equity to average assets	11.33%	11.12%	11.77%	12.52%	12.38%
Tangible equity (a)	8.98%	9.01%	8.76%	10.42%	10.04%
Tangible common equity (excluding unrealized gains/losses) (a)	8.63%	8.64%	8.39%	7.04%	6.70%
Tangible common equity (including unrealized gains/losses) (a)	9.04%	8.96%	8.60%	7.30%	7.06%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses) (a) (b)	9.39%	9.28%	9.09%	7.56%	7.40%

Regulatory capital ratios: (c)
Tier I capital	11.96%	11.93%	12.20%	13.89%	13.85%
Total risk-based capital	16.25%	16.03%	16.27%	18.08%	18.28%
Tier I leverage	11.08%	11.03%	11.21%	12.79%	12.54%
Tier I common equity (a)	9.33%	9.20%	8.99%	7.48%	7.34%
Book value per share	13.73	13.23	12.80	13.06	12.86
Tangible book value per share (a)	11.05	10.55	10.11	9.94	9.74

(a)	The tangible equity, tangible common equity, tier I common equity and tangible book value per share ratios, while not required by accounting principles generally accepted in the United States of America (U.S. GAAP), are considered to be critical metrics with which to analyze banks. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition. See the Regulation G Non-GAAP Reconciliation table for a reconciliation of these ratios to U.S. GAAP.
(b)	Under the banking agencies risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.
(c)	Current period regulatory capital data ratios are estimated.

Capital ratios remained strong during the quarter. Compared with the prior quarter, the Tier 1 common equity ratio increased 13 bps to 9.33 percent. The tangible common equity to tangible assets ratio of 8.63 percent (excluding unrealized gains/losses) and 9.04 percent (including unrealized gains/losses) reflected growth in both retained earnings and assets. The Tier 1 capital ratio increased 3 bps to 11.96 percent reflecting retained earnings growth offset by the redemption of TruPS during the quarter; the Total capital ratio increased 22 bps to 16.25 percent; and the Leverage ratio increased 5 bps to 11.08 percent.

Book value per share at September 30, 2011 was $13.73 and tangible book value per share was $11.05, compared with June 30, 2011 book value per share of $13.23 and tangible book value per share of $10.55.

The Bank for International Settlements (BIS) has proposed new capital rules for Internationally Active banks, known as “Basel III.” Fifth Third is subject to U.S. bank regulations for capital, which have not yet been issued in response to the Basel proposals. Fifth Third’s capital levels exceed current U.S. “well-capitalized” standards and proposed Basel III standards, and we expect Fifth Third’s capital levels to continue to exceed U.S. “well-capitalized” standards including the adoption of U.S. rules that incorporate changes contemplated under Basel III and/or the Dodd-Frank Act.

Fifth Third’s Tier 1 and Total capital levels at September 30, 2011 included $2.3 billion of TruPS, or 2.2 percent of risk weighted assets. During the quarter, the Bancorp redeemed at par $40 million of its TruPS.

Under the Dodd-Frank financial reform legislation, these TruPS are intended to be phased out of Tier 1 capital over three years beginning in 2013. The BIS also issued proposals that would include a phase-out of these securities, although over a longer period. We will continue to evaluate the role of these types of securities in our capital structure, based on regulatory developments. To the extent these types of securities remain outstanding during and after the phase-in period, they would be expected to continue to be included in Total capital, subject to prevailing U.S. capital standards. The BIS has also proposed adjustments to definitions of capital, including what is to be included in the definition of Tier 1 common, and to risk weightings applied to certain types of assets. We do not currently expect these proposed adjustments to negatively affect Fifth Third’s Tier 1 common capital levels and for any potentially positive effect to be modest.

We expect to manage our capital structure over time – including the components represented by common equity and non-common equity –to adapt to and reflect the effect of legislation, changes in U.S. bank capital regulations that reflect international capital rules developments, regulatory expectations, and our goals for capital levels and capital composition as appropriate given any changes in rules.

Other

Fifth Third Bank owns a 49 percent interest in Vantiv, LLC, formerly Fifth Third Processing Solutions, LLC. (Advent International owns the remaining 51 percent interest.) The 49 percent interest is recorded on Fifth Third’s balance sheet as an equity method investment with a book value of $551 million. Additionally, Fifth Third has a warrant to purchase additional shares in Vantiv which is carried as a derivative asset at a fair market value of $101 million, and Advent has a contingent put option to sell shares in Vantiv to Fifth Third which is carried as a derivative liability at a fair market value of $1 million.

Conference Call

Fifth Third will host a conference call to discuss these financial results at 9:00 a.m. (Eastern Time) today. This conference call will be webcast live by Thomson Financial and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Fifth Third” then “Investor Relations”). The webcast also is being distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial’s individual investor center at www.earnings.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).

Those unable to listen to the live webcast may access a webcast replay or podcast through the Fifth Third Investor Relations website at the same web address. Additionally, a telephone replay of the conference call will be available beginning approximately two hours after the conference call until Thursday, November 3rd by dialing 800-585-8367 for domestic access and 404-537-3406 for international access (passcode 11414384#).

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of September 30, 2011, the Company had $115 billion in assets and operated 15 affiliates with 1,314 full-service Banking Centers, including 103 Bank Mart® locations open seven days a week inside select grocery stores and 2,437 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 49% interest in Vantiv, LLC, formerly Fifth Third Processing Solutions, LLC. Fifth Third is among the largest money managers in the Midwest and, as of September 30, 2011, had $273 billion in assets under care, of which it managed $23 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

Forward-Looking Statements

This news release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either nationally or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third; (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties in separating Vantiv, LLC, formerly Fifth Third Processing Solutions from Fifth Third; (21) loss of income from any sale or potential sale of businesses that could have an adverse effect on Fifth Third’s earnings and future growth; (22) ability to secure confidential information through the use of computer systems and telecommunications networks; and (23) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

# # #

Quarterly Financial Review for September 30, 2011

Table of Contents

Financial Highlights	18-19
Consolidated Statements of Income	20
Consolidated Statements of Income (Taxable Equivalent)	21
Consolidated Balance Sheets	22-23
Consolidated Statements of Changes in Equity	24
Average Balance Sheet and Yield Analysis	25-27
Summary of Loans and Leases	28
Regulatory Capital	29
Summary of Credit Loss Experience	30
Asset Quality	31
Regulation G Non-GAAP Reconciliation	32
Segment Presentation	33

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	September 2011	June 2011	September 2010	Seq	Yr/Yr	September 2011	September 2010	Yr/Yr
Income Statement Data
Net interest income (a)	$902	$869	$916	4%	(2%)	$2,655	$2,703	(2%)
Noninterest income	665	656	827	1%	(20%)	1,905	2,074	(8%)
Total revenue (a)	1,567	1,525	1,743	3%	(10%)	4,560	4,777	(5%)
Provision for loan and lease losses	87	113	457	(23%)	(81%)	368	1,372	(73%)
Noninterest expense	946	901	979	5%	(3%)	2,765	2,869	(4%)
Net income attributable to Bancorp	381	337	238	13%	60%	983	420	134%
Net income available to common shareholders	373	328	175	14%	112%	789	233	239%
Common Share Data
Earnings per share, basic	$0.41	$0.36	$0.22	14%	86%	$0.87	$0.29	200%
Earnings per share, diluted	0.40	0.35	0.22	14%	82%	0.86	0.29	197%
Cash dividends per common share	0.08	0.06	0.01	33%	700%	0.20	0.03	567%
Book value per share	13.73	13.23	12.86	4%	7%	13.73	12.86	7%
Market price per share	10.10	12.75	12.03	(21%)	(16%)	10.10	12.03	(16%)
Common shares outstanding (in thousands)	919,779	919,818	796,283	—	16%	919,779	796,283	16%
Average common shares outstanding (in thousands):
Basic	914,947	914,601	791,017	—	16%	903,584	790,778	14%
Diluted	955,490	955,478	797,492	—	20%	947,231	795,511	19%
Market capitalization	$9,290	$11,728	$9,579	(21%)	(3%)	$9,290	$9,579	(3%)
Financial Ratios
Return on assets	1.34%	1.22%	0.84%	10%	60%	1.18%	0.50%	136%
Return on average common equity	11.9%	11.0%	6.8%	8%	75%	8.8%	3.1%	184%
Return on average tangible common equity (b)	14.9%	14.0%	9.4%	6%	59%	11.3%	4.5%	151%
Noninterest income as a percent of total revenue	42%	43%	47%	(2%)	(11%)	42%	43%	(2%)
Average equity as a percent of average assets	11.33%	11.12%	12.38%	2%	(8%)	11.41%	12.12%	(6%)
Tangible common equity (c) (d)	8.63%	8.64%	6.70%	—	29%	8.63%	6.70%	29%
Net interest margin (a)	3.65%	3.62%	3.70%	1%	(1%)	3.66%	3.63%	1%
Efficiency (a)	60.4%	59.1%	56.2%	2%	7%	60.6%	60.1%	1%
Effective tax rate	27.9%	33.3%	21.5%	(16%)	30%	30.3%	19.7%	54%
Credit Quality
Net losses charged off	$262	$304	$956	(14%)	(73%)	$933	$1,972	(52%)
Net losses charged off as a percent of average loans and leases	1.32%	1.56%	4.95%	(15%)	(73%)	1.60%	3.41%	(53%)
Allowance for loan and lease losses as a percent of loans and leases	3.08%	3.35%	4.20%	(8%)	(27%)	3.08%	4.20%	(27%)
Allowance for credit losses as a percent of loans and leases	3.32%	3.61%	4.51%	(8%)	(26%)	3.32%	4.51%	(26%)
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned (e)	2.44%	2.66%	2.72%	(8%)	(10%)	2.44%	2.72%	(10%)
Average Balances
Loans and leases, including held for sale	$80,013	$79,153	$78,854	1%	1%	$79,517	$79,262	—
Total securities and other short-term investments	18,142	17,192	19,309	6%	(6%)	17,545	20,248	(13%)
Total assets	113,295	111,200	111,854	2%	1%	111,789	112,628	(1%)
Transaction deposits (f)	72,210	71,506	64,941	1%	11%	71,300	64,887	10%
Core deposits (g)	78,218	78,244	75,202	—	4%	77,998	76,099	2%
Wholesale funding (h)	17,932	16,433	19,236	9%	(7%)	16,936	19,473	(13%)
Bancorp shareholders’ equity	12,841	12,365	13,852	4%	(7%)	12,752	13,646	(7%)
Regulatory Capital Ratios (i)
Tier I capital	11.96%	11.93%	13.85%	—	(14%)	11.96%	13.85%	(14%)
Total risk-based capital	16.25%	16.03%	18.28%	1%	(11%)	16.25%	18.28%	(11%)
Tier I leverage	11.08%	11.03%	12.54%	—	(12%)	11.08%	12.54%	(12%)
Tier I common equity (d)	9.33%	9.20%	7.34%	1%	27%	9.33%	7.34%	27%
Operations
Banking centers	1,314	1,316	1,309	—	—	1,314	1,309	—
ATMs	2,437	2,456	2,390	(1%)	2%	2,437	2,390	2%
Full-time equivalent employees	21,172	20,953	20,667	1%	2%	21,172	20,667	2%

(a)	Presented on a fully taxable equivalent basis
(b)	The return on average tangible common equity is calculated as tangible net income available to common shareholders (net income available to common shareholders excluding tax effected amortization of intangibles) divided by average tangible common equity, (average common equity less goodwill and intangible assets).
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill, intangible assets and accumulated other comprehensive income) divided by tangible assets (total assets less goodwill, intangible assets and accumulated other comprehensive income.)
(d)	The tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be important metrics with which to analyze a bank’s position. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.
(e)	Excludes nonaccrual loans held for sale
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers
(g)	Includes transaction deposits plus other time deposits
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt
(i)	Current period regulatory capital ratios are estimates

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended
	September 2011	June 2011	March 2011	December 2010	September 2010
Income Statement Data
Net interest income (a)	$902	$869	$884	$919	$916
Noninterest income	665	656	584	656	827
Total revenue (a)	1,567	1,525	1,468	1,575	1,743
Provision for loan and lease losses	87	113	168	166	457
Noninterest expense	946	901	918	987	979
Net income attributable to Bancorp	381	337	265	333	238
Net income available to common shareholders	373	328	88	270	175
Common Share Data
Earnings per share, basic	$0.41	$0.36	$0.10	$0.34	$0.22
Earnings per share, diluted	0.40	0.35	0.10	0.33	0.22
Cash dividends per common share	0.08	0.06	0.06	0.01	0.01
Book value per share	13.73	13.23	12.80	13.06	12.86
Market price per share	10.10	12.75	13.89	14.68	12.03
Common shares outstanding (in thousands)	919,779	919,818	918,728	796,273	796,283
Average common shares outstanding (in thousands):
Basic	914,947	914,601	880,830	791,072	791,017
Diluted	955,490	955,478	894,841	836,225	797,492
Market capitalization	$9,290	$11,728	$12,761	$11,689	$9,579
Financial Ratios
Return on assets	1.34%	1.22%	0.97%	1.18%	0.84%
Return on average common equity	11.9%	11.0%	3.1%	10.4%	6.8%
Return on average tangible common equity (b)	14.9%	14.0%	4.2%	13.9%	9.4%
Noninterest income as a percent of total revenue	42%	43%	40%	42%	47%
Average equity as a percent of average assets	11.33%	11.12%	11.77%	12.52%	12.38%
Tangible common equity (c) (d)	8.63%	8.64%	8.39%	7.04%	6.70%
Net interest margin (a)	3.65%	3.62%	3.71%	3.75%	3.70%
Efficiency (a)	60.4%	59.1%	62.5%	62.6%	56.2%
Effective tax rate	27.9%	33.3%	29.7%	20.0%	21.5%
Credit Quality
Net losses charged off	$262	$304	$367	$356	$956
Net losses charged off as a percent of average loans and leases	1.32%	1.56%	1.92%	1.86%	4.95%
Allowance for loan and lease losses as a percent of loans and leases	3.08%	3.35%	3.62%	3.88%	4.20%
Allowance for credit losses as a percent of loans and leases	3.32%	3.61%	3.89%	4.17%	4.51%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned (e)	2.44%	2.66%	2.73%	2.79%	2.72%
Average Balances
Loans and leases, including held for sale	$80,013	$79,153	$79,379	$79,148	$78,854
Total securities and other short-term investments	18,142	17,192	17,290	18,066	19,309
Total assets	113,295	111,200	110,844	111,858	111,854
Transaction deposits (f)	72,210	71,506	70,161	67,964	64,941
Core deposits (g)	78,218	78,244	77,524	76,454	75,202
Wholesale funding (h)	17,932	16,433	16,430	17,269	19,236
Bancorp shareholders’ equity	12,841	12,365	13,052	14,007	13,852
Regulatory Capital Ratios (i)
Tier I capital	11.96%	11.93%	12.20%	13.89%	13.85%
Total risk-based capital	16.25%	16.03%	16.27%	18.08%	18.28%
Tier I leverage	11.08%	11.03%	11.21%	12.79%	12.54%
Tier I common equity (d)	9.33%	9.20%	8.99%	7.48%	7.34%
Operations
Banking centers	1,314	1,316	1,310	1,312	1,309
ATMs	2,437	2,456	2,453	2,445	2,390
Full-time equivalent employees	21,172	20,953	20,837	20,838	20,667

(a)	Presented on a fully taxable equivalent basis
(b)	The return on average tangible common equity is calculated as tangible net income available to common shareholders (net income available to common shareholders excluding tax effected amortization of intangibles) divided by average tangible common equity, (average common equity less goodwill and intangible assets).
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill, intangible assets and accumulated other comprehensive income) divided by tangible assets (total assets less goodwill, intangible assets and accumulated other comprehensive income.)
(d)	The tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be important metrics with which to analyze a bank’s position. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.
(e)	Excludes nonaccrual loans held for sale
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers
(g)	Includes transaction deposits plus other time deposits
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt
(i)	Current period regulatory capital ratios are estimates

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income

$ in millions

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	September 2011	June 2011	September 2010	Seq	Yr/Yr	September 2011	September 2010	Yr/Yr
Interest Income
Interest and fees on loans and leases	$899	$893	$962	1%	(7%)	$2,701	$2,872	(6%)
Interest on securities	155	151	161	3%	(4%)	455	506	(10%)
Interest on other short-term investments	1	1	3	16%	(54%)	4	7	(42%)

Total interest income	1,055	1,045	1,126	1%	(6%)	3,160	3,385	(7%)
Interest Expense
Interest on deposits	84	97	141	(14%)	(41%)	287	473	(39%)
Interest on short-term borrowings	1	1	1	—	—	3	3	—
Interest on long-term debt	72	83	72	(13%)	—	229	219	5%

Total interest expense	157	181	214	(13%)	(27%)	519	695	(25%)

Net Interest Income	898	864	912	4%	(2%)	2,641	2,690	(2%)
Provision for loan and lease losses	87	113	457	(23%)	(81%)	368	1,372	(73%)

Net interest income after provision for loan and lease losses	811	751	455	8%	78%	2,273	1,318	72%
Noninterest Income
Service charges on deposits	134	126	143	7%	(6%)	384	435	(12%)
Corporate banking revenue	87	95	86	(8%)	1%	268	260	3%
Mortgage banking net revenue	178	162	232	10%	(23%)	442	498	(11%)
Investment advisory revenue	92	95	90	(3%)	2%	285	267	7%
Card and processing revenue	78	89	77	(12%)	2%	248	235	6%
Other noninterest income	64	83	195	(23%)	(67%)	226	354	(36%)
Securities gains, net	26	6	4	333%	550%	40	25	60%
Securities gains, net - non-qualifying hedges on mortgage servicing rights	6	—	—	NM	NM	12	—	NM

Total noninterest income	665	656	827	1%	(20%)	1,905	2,074	(8%)
Noninterest Expense
Salaries, wages and incentives	369	365	360	1%	3%	1,085	1,046	4%
Employee benefits	70	79	82	(12%)	(15%)	246	241	2%
Net occupancy expense	75	75	72	—	3%	226	222	2%
Technology and communications	48	48	48	—	—	140	138	2%
Equipment expense	28	28	30	1%	(6%)	85	91	(6%)
Card and processing expense	34	29	26	18%	33%	92	82	12%
Other noninterest expense	322	277	361	16%	(11%)	891	1,049	(15%)

Total noninterest expense	946	901	979	5%	(3%)	2,765	2,869	(4%)
Income before income taxes	530	506	303	5%	75%	1,413	523	170%
Applicable income taxes	149	169	65	(12%)	129%	429	103	317%

Net Income	381	337	238	13%	60%	984	420	134%
Less: Net income attributable to noncontrolling interest	—	—	—	—	—	1	—	NM

Net income attributable to Bancorp	381	337	238	13%	60%	983	420	134%
Dividends on preferred stock	8	9	63	(11%)	(87%)	194	187	4%

Net income available to common shareholders	$373	$328	$175	14%	112%	$789	$233	239%

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income (Taxable Equivalent)

$ in millions

(unaudited)

	For the Three Months Ended
	September	June	March	December	September
	2011	2011	2011	2010	2010
Interest Income
Interest and fees on loans and leases	$899	$893	$910	$950	$962
Interest on securities	155	151	149	152	161
Interest on other short-term investments	1	1	1	2	3

Total interest income	1,055	1,045	1,060	1,104	1,126
Taxable equivalent adjustment	4	5	5	5	4

Total interest income (taxable equivalent)	1,059	1,050	1,065	1,109	1,130
Interest Expense
Interest on deposits	84	97	106	118	141
Interest on short-term borrowings	1	1	1	1	1
Interest on long-term debt	72	83	74	71	72

Total interest expense	157	181	181	190	214

Net interest income (taxable equivalent)	902	869	884	919	916
Provision for loan and lease losses	87	113	168	166	457

Net interest income (taxable equivalent) after provision for loan and lease losses	815	756	716	753	459
Noninterest Income
Service charges on deposits	134	126	124	140	143
Corporate banking revenue	87	95	86	103	86
Mortgage banking net revenue	178	162	102	149	232
Investment advisory revenue	92	95	98	93	90
Card and processing revenue	78	89	80	81	77
Other noninterest income	64	83	81	55	195
Securities gains, net	26	6	8	21	4
Securities gains, net - non-qualifying hedges on mortgage servicing rights	6	—	5	14	—

Total noninterest income	665	656	584	656	827
Noninterest Expense
Salaries, wages and incentives	369	365	351	385	360
Employee benefits	70	79	97	73	82
Net occupancy expense	75	75	77	76	72
Technology and communications	48	48	45	52	48
Equipment expense	28	28	29	32	30
Card and processing expense	34	29	29	26	26
Other noninterest expense	322	277	290	343	361

Total noninterest expense	946	901	918	987	979

Income before income taxes (taxable equivalent)	534	511	382	422	307
Taxable equivalent adjustment	4	5	5	5	4

Income before income taxes	530	506	377	417	303
Applicable income taxes	149	169	112	83	65

Net Income	381	337	265	334	238
Less: Net Income attributable to noncontrolling interest	—	—	—	1	—

Net income attributable to Bancorp	381	337	265	333	238
Dividends on preferred stock	8	9	177	63	63

Net income available to common shareholders	$373	$328	$88	$270	$175

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of			% Change
	September 2011	June 2011	September 2010	Seq	Yr/Yr
Assets
Cash and due from banks	$2,348	$2,380	$2,215	(1%)	6%
Available-for-sale and other securities (a)	16,227	15,502	15,975	5%	2%
Held-to-maturity securities (b)	337	344	354	(2%)	(5%)
Trading securities	189	217	320	(13%)	(41%)
Other short-term investments	2,028	1,370	3,271	48%	(38%)
Loans held for sale	1,840	1,185	2,733	55%	(33%)
Portfolio loans and leases:
Commercial and industrial loans	29,258	28,099	26,302	4%	11%
Commercial mortgage loans	9,862	10,233	10,985	(4%)	(10%)
Commercial construction loans	1,681	1,778	2,349	(5%)	(28%)
Commercial leases	3,368	3,326	3,304	1%	2%
Residential mortgage loans	10,249	9,849	7,975	4%	29%
Home equity	10,920	11,048	11,774	(1%)	(7%)
Automobile loans	11,593	11,315	10,738	2%	8%
Credit card	1,878	1,856	1,832	1%	3%
Other consumer loans and leases	407	463	750	(12%)	(46%)

Portfolio loans and leases	79,216	77,967	76,009	2%	4%
Allowance for loan and lease losses	(2,439)	(2,614)	(3,194)	(7%)	(24%)

Portfolio loans and leases, net	76,777	75,353	72,815	2%	5%
Bank premises and equipment	2,410	2,395	2,377	1%	1%
Operating lease equipment	462	492	470	(6%)	(2%)
Goodwill	2,417	2,417	2,417	—	—
Intangible assets	45	49	72	(10%)	(38%)
Servicing rights	662	847	599	(22%)	11%
Other assets	9,163	8,254	8,704	11%	5%

Total assets	$114,905	$110,805	$112,322	4%	2%

Liabilities
Deposits:
Demand	$24,547	$22,589	$20,109	9%	22%
Interest checking	18,616	18,072	17,225	3%	8%
Savings	21,673	21,764	20,260	—	7%
Money market	5,448	4,859	5,064	12%	8%
Foreign office	3,139	3,271	3,807	(4%)	(18%)
Other time	5,439	6,399	9,379	(15%)	(42%)
Certificates - $100,000 and over	3,092	3,642	5,515	(15%)	(44%)
Other	93	2	3	NM	NM

Total deposits	82,047	80,598	81,362	2%	1%
Federal funds purchased	427	403	368	6%	16%
Other short-term borrowings	4,894	2,702	1,775	81%	176%
Accrued taxes, interest and expenses	1,307	1,067	869	23%	50%
Other liabilities	3,372	3,282	3,082	3%	9%
Long-term debt	9,800	10,152	10,953	(3%)	(11%)

Total liabilities	101,847	98,204	98,409	4%	3%
Equity
Common stock	2,051	2,051	1,779	—	15%
Preferred stock	398	398	3,642	—	(89%)
Capital surplus	2,780	2,769	1,707	—	63%
Retained earnings	7,323	7,024	6,456	4%	13%
Accumulated other comprehensive income	542	396	432	37%	25%
Treasury stock	(65)	(66)	(132)	(1%)	(51%)

Total Bancorp shareholders’ equity	13,029	12,572	13,884	4%	(6%)
Noncontrolling interest	29	29	29	—	—

Total Equity	13,058	12,601	13,913	4%	(6%)

Total liabilities and equity	$114,905	$110,805	$112,322	4%	2%

(a) Amortized cost	$15,427	$14,889	$15,308	4%	1%
(b) Market values	337	344	354	(2%)	(5%)
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	—	—
Outstanding, excluding treasury	919,779	919,818	796,283	—	16%
Treasury	4,114	4,074	5,221	1%	(21%)

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of
	September 2011	June 2011	March 2011	December 2010	September 2010
Assets
Cash and due from banks	$2,348	$2,380	$2,121	$2,159	$2,215
Available-for-sale and other securities (a)	16,227	15,502	15,135	15,414	15,975
Held-to-maturity securities (b)	337	344	346	353	354
Trading securities	189	217	216	294	320
Other short-term investments	2,028	1,370	2,481	1,515	3,271
Loans held for sale	1,840	1,185	1,291	2,216	2,733
Portfolio loans and leases:
Commercial and industrial loans	29,258	28,099	27,344	27,191	26,302
Commercial mortgage loans	9,862	10,233	10,510	10,845	10,985
Commercial construction loans	1,681	1,778	1,980	2,048	2,349
Commercial leases	3,368	3,326	3,367	3,378	3,304
Residential mortgage loans	10,249	9,849	9,530	8,956	7,975
Home equity	10,920	11,048	11,222	11,513	11,774
Automobile loans	11,593	11,315	11,129	10,983	10,738
Credit card	1,878	1,856	1,821	1,896	1,832
Other consumer loans and leases	407	463	562	681	750

Portfolio loans and leases	79,216	77,967	77,465	77,491	76,009
Allowance for loan and lease losses	(2,439)	(2,614)	(2,805)	(3,004)	(3,194)

Portfolio loans and leases, net	76,777	75,353	74,660	74,487	72,815
Bank premises and equipment	2,410	2,395	2,389	2,389	2,377
Operating lease equipment	462	492	513	479	470
Goodwill	2,417	2,417	2,417	2,417	2,417
Intangible assets	45	49	55	62	72
Servicing rights	662	847	894	822	599
Other assets	9,163	8,254	7,967	8,400	8,704

Total assets	$114,905	$110,805	$110,485	$111,007	$112,322

Liabilities
Deposits:
Demand	$24,547	$22,589	$22,066	$21,413	$20,109
Interest checking	18,616	18,072	18,597	18,560	17,225
Savings	21,673	21,764	21,697	20,903	20,260
Money market	5,448	4,859	5,184	5,035	5,064
Foreign office	3,139	3,271	3,569	3,721	3,807
Other time	5,439	6,399	7,043	7,728	9,379
Certificates - $100,000 and over	3,092	3,642	4,160	4,287	5,515
Other	93	2	1	1	3

Total deposits	82,047	80,598	82,317	81,648	81,362
Federal funds purchased	427	403	332	279	368
Other short-term borrowings	4,894	2,702	1,297	1,574	1,775
Accrued taxes, interest and expenses	1,307	1,067	844	889	869
Other liabilities	3,372	3,282	2,948	2,979	3,082
Long-term debt	9,800	10,152	10,555	9,558	10,953

Total liabilities	101,847	98,204	98,293	96,927	98,409
Equity
Common stock	2,051	2,051	2,051	1,779	1,779
Preferred stock	398	398	398	3,654	3,642
Capital surplus	2,780	2,769	2,824	1,715	1,707
Retained earnings	7,323	7,024	6,752	6,719	6,456
Accumulated other comprehensive income	542	396	263	314	432
Treasury stock	(65)	(66)	(125)	(130)	(132)

Total Bancorp shareholders’ equity	13,029	12,572	12,163	14,051	13,884
Noncontrolling interest	29	29	29	29	29

Total Equity	13,058	12,601	12,192	14,080	13,913

Total liabilities and equity	$114,905	$110,805	$110,485	$111,007	$112,322

(a) Amortized cost	$15,427	$14,889	$14,707	$14,919	$15,308
(b) Market values	337	344	346	353	354
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Outstanding, excluding treasury	919,779	919,818	918,728	796,273	796,283
Treasury	4,114	4,074	5,165	5,232	5,221

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Changes in Equity

$ in millions

(unaudited)

	For the Three Months Ended		Year to Date
	September 2011	September 2010	September 2011	September 2010
Total equity, beginning	$12,601	$13,701	$14,080	$13,497
Net income attributable to Bancorp	381	238	983	420
Other comprehensive income, net of tax:
Change in unrealized gains and (losses):
Available-for-sale securities	121	2	198	217
Qualifying cash flow hedges	23	(11)	24	(31)
Change in accumulated other comprehensive income related to employee benefit plans	2	2	6	6

Comprehensive income	527	231	1,211	612
Cash dividends declared:
Common stock	(74)	(8)	(184)	(24)
Preferred stock	(8)	(52)	(41)	(154)
Issuance of common stock	—	—	1,648	—
TARP repayment	—	—	(3,408)	—
Stock-based awards exercised, including treasury shares issued	—	—	1	(4)
Loans repaid (issued) related to exercise of stock-based awards, net	—	—	1	—
Redemption of preferred stock warrants issued under TARP CPP	—	—	(280)	—
Stock-based compensation expense	12	12	30	33
Impact of cumulative effect of change in accounting principle	—	—	—	(77)

Total equity, ending	$13,058	$13,913	$13,058	$13,913

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended			% Change
	September 2011	June 2011	September 2010	Seq	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$28,824	$27,970	$26,348	3%	9%
Commercial mortgage loans	10,140	10,491	11,462	(3%)	(12%)
Commercial construction loans	1,777	1,950	2,955	(9%)	(40%)
Commercial leases	3,300	3,349	3,257	(1%)	1%
Residential mortgage loans	11,224	10,655	9,897	5%	13%
Home equity	10,985	11,144	11,897	(1%)	(8%)
Automobile loans	11,445	11,188	10,517	2%	9%
Credit card	1,864	1,834	1,838	2%	1%
Other consumer loans and leases	454	572	683	(21%)	(34%)
Taxable securities	15,790	15,115	15,580	4%	1%
Tax exempt securities	64	96	273	(34%)	(77%)
Other short-term investments	2,288	1,981	3,456	16%	(34%)

Total interest-earning assets	98,155	96,345	98,163	2%	—
Cash and due from banks	2,362	2,356	2,283	—	3%
Other assets	15,381	15,298	15,088	1%	2%
Allowance for loan and lease losses	(2,603)	(2,799)	(3,680)	(7%)	(29%)

Total assets	$113,295	$111,200	$111,854	2%	1%

Liabilities
Interest-bearing liabilities:
Interest checking	$18,322	$18,701	$17,142	(2%)	7%
Savings	21,747	21,817	19,905	—	9%
Money market	5,213	5,009	4,940	4%	6%
Foreign office	3,255	3,805	3,592	(14%)	(9%)
Other time	6,008	6,738	10,261	(11%)	(41%)
Certificates - $100,000 and over	3,376	3,955	6,096	(15%)	(45%)
Other	7	2	4	192%	65%
Federal funds purchased	376	344	302	10%	25%
Other short-term borrowings	4,033	1,605	1,880	151%	115%
Long-term debt	10,136	10,527	10,954	(4%)	(7%)

Total interest-bearing liabilities	72,473	72,503	75,076	—	(3%)
Demand deposits	23,677	22,174	19,362	7%	22%
Other liabilities	4,275	4,129	3,544	4%	21%

Total liabilities	100,425	98,806	97,982	2%	2%
Equity	12,870	12,394	13,872	4%	(7%)

Total liabilities and equity	$113,295	$111,200	$111,854	2%	1%

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.29%	4.35%	4.81%
Commercial mortgage loans	3.94%	4.00%	3.97%
Commercial construction loans	3.02%	3.01%	3.06%
Commercial leases	3.87%	4.06%	4.34%
Residential mortgage loans	4.47%	4.54%	4.81%
Home equity	3.89%	3.91%	3.99%
Automobile loans	4.52%	4.81%	5.71%
Credit card	9.49%	9.91%	10.70%
Other consumer loans and leases	30.76%	22.02%	18.59%

Total loans and leases	4.48%	4.54%	4.85%
Taxable securities	3.88%	3.97%	4.06%
Tax exempt securities	5.84%	6.41%	4.05%
Other short-term investments	0.25%	0.25%	0.36%

Total interest-earning assets	4.28%	4.37%	4.57%
Interest-bearing liabilities:
Interest checking	0.25%	0.26%	0.29%
Savings	0.25%	0.33%	0.48%
Money market	0.27%	0.29%	0.39%
Foreign office	0.26%	0.29%	0.38%
Other time	2.27%	2.40%	2.57%
Certificates - $100,000 and over	2.09%	2.05%	1.95%
Other	0.03%	0.02%	0.09%
Federal funds purchased	0.10%	0.11%	0.17%
Other short-term borrowings	0.10%	0.16%	0.21%
Long-term debt	2.85%	3.16%	2.61%

Total interest-bearing liabilities	0.86%	1.00%	1.13%
Ratios:
Net interest margin (taxable equivalent)	3.65%	3.62%	3.70%
Net interest rate spread (taxable equivalent)	3.42%	3.37%	3.44%
Interest-bearing liabilities to interest-earning assets	73.83%	75.25%	76.48%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	Year to Date		% Change
	September 2011	September 2010	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$28,071	$26,276	7%
Commercial mortgage loans	10,480	11,689	(10%)
Commercial construction loans	1,936	3,328	(42%)
Commercial leases	3,337	3,353	—
Residential mortgage loans	10,873	9,590	13%
Home equity	11,167	12,111	(8%)
Automobile loans	11,236	10,292	9%
Credit card	1,850	1,879	(2%)
Other consumer loans and leases	567	744	(24%)
Taxable securities	15,356	16,285	(6%)
Tax exempt securities	119	333	(64%)
Other short-term investments	2,070	3,630	(43%)

Total interest-earning assets	97,062	99,510	(2%)
Cash and due from banks	2,329	2,231	4%
Other assets	15,194	14,636	4%
Allowance for loan and lease losses	(2,796)	(3,749)	(25%)

Total assets	$111,789	$112,628	(1%)

Liabilities
Interest-bearing liabilities:
Interest checking	$18,520	$18,433	—
Savings	21,631	19,279	12%
Money market	5,120	4,748	8%
Foreign office	3,546	3,228	10%
Other time	6,698	11,212	(40%)
Certificates - $100,000 and over	3,849	6,496	(41%)
Other	3	6	(39%)
Federal funds purchased	344	262	31%
Other short-term borrowings	2,434	1,604	52%
Long-term debt	10,304	11,105	(7%)

Total interest-bearing liabilities	72,449	76,373	(5%)
Demand deposits	22,485	19,199	17%
Other liabilities	4,074	3,404	20%

Total liabilities	99,008	98,976	—
Equity	12,781	13,652	(6%)

Total liabilities and equity	$111,789	$112,628	(1%)

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.36%	4.72%
Commercial mortgage loans	4.02%	4.09%
Commercial construction loans	3.06%	3.04%
Commercial leases	4.04%	4.46%
Residential mortgage loans	4.56%	4.92%
Home equity	3.92%	4.01%
Automobile loans	4.80%	5.98%
Credit card	9.94%	10.79%
Other consumer loans and leases	23.01%	14.54%

Total loans and leases	4.56%	4.86%
Taxable securities	3.94%	4.10%
Tax exempt securities	5.41%	3.82%
Other short-term investments	0.25%	0.25%

Total interest-earning assets	4.37%	4.57%
Interest-bearing liabilities:
Interest checking	0.27%	0.29%
Savings	0.34%	0.58%
Money market	0.29%	0.42%
Foreign office	0.29%	0.36%
Other time	2.35%	2.68%
Certificates - $100,000 and over	2.04%	2.08%
Other	0.03%	0.06%
Federal funds purchased	0.12%	0.16%
Other short-term borrowings	0.14%	0.22%
Long-term debt	2.98%	2.63%

Total interest-bearing liabilities	0.96%	1.22%
Ratios:
Net interest margin (taxable equivalent)	3.66%	3.63%
Net interest rate spread (taxable equivalent)	3.41%	3.35%
Interest-bearing liabilities to interest-earning assets	74.64%	76.75%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended
	September 2011	June 2011	March 2011	December 2010	September 2010
Assets
Interest-earning assets:
Commercial and industrial loans	$28,824	$27,970	$27,404	$26,509	$26,348
Commercial mortgage loans	10,140	10,491	10,816	11,276	11,462
Commercial construction loans	1,777	1,950	2,085	2,289	2,955
Commercial leases	3,300	3,349	3,364	3,314	3,257
Residential mortgage loans	11,224	10,655	10,736	10,693	9,897
Home equity	10,985	11,144	11,376	11,655	11,897
Automobile loans	11,445	11,188	11,070	10,825	10,517
Credit card	1,864	1,834	1,852	1,844	1,838
Other consumer loans and leases	454	572	676	743	683
Taxable securities	15,790	15,115	15,156	15,367	15,580
Tax exempt securities	64	96	197	268	273
Other short-term investments	2,288	1,981	1,937	2,431	3,456

Total interest-earning assets	98,155	96,345	96,669	97,214	98,163
Cash and due from banks	2,362	2,356	2,268	2,284	2,283
Other assets	15,381	15,298	14,897	15,449	15,088
Allowance for loan and lease losses	(2,603)	(2,799)	(2,990)	(3,089)	(3,680)

Total assets	$113,295	$111,200	$110,844	$111,858	$111,854

Liabilities
Interest-bearing liabilities:
Interest checking	$18,322	$18,701	$18,539	$17,578	$17,142
Savings	21,747	21,817	21,324	20,602	19,905
Money market	5,213	5,009	5,136	4,985	4,940
Foreign office	3,255	3,805	3,580	3,733	3,592
Other time	6,008	6,738	7,363	8,490	10,261
Certificates - $100,000 and over	3,376	3,955	4,226	4,858	6,096
Other	7	2	1	9	4
Federal funds purchased	376	344	310	376	302
Other short-term borrowings	4,033	1,605	1,638	1,728	1,880
Long-term debt	10,136	10,527	10,255	10,298	10,954

Total interest-bearing liabilities	72,473	72,503	72,372	72,657	75,076
Demand deposits	23,677	22,174	21,582	21,066	19,362
Other liabilities	4,275	4,129	3,809	4,099	3,544

Total liabilities	100,425	98,806	97,763	97,822	97,982
Equity	12,870	12,394	13,081	14,036	13,872

Total liabilities and equity	$113,295	$111,200	$110,844	$111,858	$111,854

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.29%	4.35%	4.45%	4.64%	4.81%
Commercial mortgage loans	3.94%	4.00%	4.11%	4.17%	3.97%
Commercial construction loans	3.02%	3.01%	3.15%	2.90%	3.06%
Commercial leases	3.87%	4.06%	4.17%	4.21%	4.34%
Residential mortgage loans	4.47%	4.54%	4.67%	4.64%	4.81%
Home equity	3.89%	3.91%	3.96%	3.98%	3.99%
Automobile loans	4.52%	4.81%	5.10%	5.41%	5.71%
Credit card	9.49%	9.91%	10.43%	10.55%	10.70%
Other consumer loans and leases	30.76%	22.02%	18.54%	18.68%	18.59%

Total loans and leases	4.48%	4.54%	4.67%	4.78%	4.85%
Taxable securities	3.88%	3.97%	3.96%	3.88%	4.06%
Tax exempt securities	5.84%	6.41%	4.77%	4.27%	4.05%
Other short-term investments	0.25%	0.25%	0.25%	0.25%	0.36%

Total interest-earning assets	4.28%	4.37%	4.47%	4.52%	4.57%
Interest-bearing liabilities:
Interest checking	0.25%	0.26%	0.28%	0.28%	0.29%
Savings	0.25%	0.33%	0.43%	0.45%	0.48%
Money market	0.27%	0.29%	0.32%	0.34%	0.39%
Foreign office	0.26%	0.29%	0.31%	0.34%	0.38%
Other time	2.27%	2.40%	2.36%	2.39%	2.57%
Certificates - $100,000 and over	2.09%	2.05%	1.99%	1.94%	1.95%
Other	0.03%	0.02%	0.05%	0.26%	0.09%
Federal funds purchased	0.10%	0.11%	0.14%	0.19%	0.17%
Other short-term borrowings	0.10%	0.16%	0.19%	0.19%	0.21%
Long-term debt	2.85%	3.16%	2.95%	2.72%	2.61%

Total interest-bearing liabilities	0.86%	1.00%	1.02%	1.04%	1.13%
Ratios:
Net interest margin (taxable equivalent)	3.65%	3.62%	3.71%	3.75%	3.70%
Net interest rate spread (taxable equivalent)	3.42%	3.37%	3.45%	3.48%	3.44%
Interest-bearing liabilities to interest-earning assets	73.83%	75.25%	74.87%	74.74%	76.48%

Fifth Third Bancorp and Subsidiaries

Summary of Loans and Leases

$ in millions

(unaudited)

	For the Three Months Ended
	September 2011	June 2011	March 2011	December 2010	September 2010
Average Loans and Leases
Commercial:
Commercial and industrial loans	$28,777	$27,909	$27,331	$26,338	$26,344
Commercial mortgage loans	10,050	10,394	10,685	10,985	11,375
Commercial construction loans	1,752	1,918	2,030	2,171	2,885
Commercial leases	3,300	3,349	3,364	3,314	3,257

Subtotal - commercial	43,879	43,570	43,410	42,808	43,861
Consumer:
Residential mortgage loans	10,006	9,654	9,282	8,382	7,837
Home equity	10,985	11,144	11,376	11,655	11,897
Automobile loans	11,445	11,188	11,070	10,825	10,517
Credit card	1,864	1,834	1,852	1,844	1,838
Other consumer loans and leases	441	547	646	722	667

Subtotal - consumer	34,741	34,367	34,226	33,428	32,756

Total average loans and leases (excluding held for sale)	$78,620	$77,937	$77,636	$76,236	$76,617

Average loans held for sale	1,393	1,216	1,743	2,912	2,237
End of Period Loans and Leases
Commercial:
Commercial and industrial loans	$29,258	$28,099	$27,344	$27,191	$26,302
Commercial mortgage loans	9,862	10,233	10,510	10,845	10,985
Commercial construction loans	1,681	1,778	1,980	2,048	2,349
Commercial leases	3,368	3,326	3,367	3,378	3,304

Subtotal - commercial	44,169	43,436	43,201	43,462	42,940
Consumer:
Residential mortgage loans	10,249	9,849	9,530	8,956	7,975
Home equity	10,920	11,048	11,222	11,513	11,774
Automobile loans	11,593	11,315	11,129	10,983	10,738
Credit card	1,878	1,856	1,821	1,896	1,832
Other consumer loans and leases	407	463	562	681	750

Subtotal - consumer	35,047	34,531	34,264	34,029	33,069

Total portfolio loans and leases	$79,216	$77,967	$77,465	$77,491	$76,009

Core business activity	1,643	1,009	1,076	1,922	2,034
Portfolio management activity	197	176	216	294	699

Total loans held for sale	1,840	1,185	1,291	2,216	2,733
Operating lease equipment	462	492	513	479	470
Loans and Leases Serviced for Others (a):
Commercial and industrial loans	640	602	547	490	452
Commercial mortgage loans	301	304	328	337	335
Commercial construction loans	67	67	56	55	55
Commercial leases	94	104	118	125	133
Residential mortgage loans	56,483	56,026	55,447	54,234	52,433
Home equity	—	—	—	—	—
Automobile loans	—	—	—	—	—
Credit card	—	—	—	—	—
Other consumer loans and leases	—	—	—	—	—

Total loans and leases serviced for others	57,585	57,103	56,496	55,241	53,408

Total loans and leases serviced	$139,103	$136,747	$135,765	$135,427	$132,620

(a)	Fifth Third sells certain loans and leases and obtains servicing responsibilities

Fifth Third Bancorp and Subsidiaries

Regulatory Capital (a)

$ in millions

(unaudited)

	As of
	September 2011	June 2011	March 2011	December 2010	September 2010
Tier I capital:
Bancorp shareholders’ equity	$13,029	$12,572	$12,163	$14,051	$13,884
Goodwill and certain other intangibles	(2,514)	(2,536)	(2,546)	(2,546)	(2,525)
Unrealized (gains) losses	(542)	(396)	(263)	(314)	(432)
Qualifying trust preferred securities	2,273	2,312	2,763	2,763	2,763
Other	20	20	12	11	8

Total tier I capital	$12,266	$11,972	$12,129	$13,965	$13,698

Total risk-based capital:
Tier I capital	$12,266	$11,972	$12,129	$13,965	$13,698
Qualifying allowance for credit losses	1,299	1,275	1,266	1,283	1,265
Qualifying subordinated notes	3,098	2,837	2,780	2,930	3,114

Total risk-based capital	$16,663	$16,084	$16,175	$18,178	$18,077

Risk-weighted assets (b)	$102,562	$100,320	$99,392	$100,561	$98,904
Ratios:
Average shareholders’ equity to average assets	11.33%	11.12%	11.77%	12.52%	12.38%
Regulatory capital:
Fifth Third Bancorp
Tier I capital	11.96%	11.93%	12.20%	13.89%	13.85%
Total risk-based capital	16.25%	16.03%	16.27%	18.08%	18.28%
Tier I leverage	11.08%	11.03%	11.21%	12.79%	12.54%
Tier I common equity	9.33%	9.20%	8.99%	7.48%	7.34%
Fifth Third Bank
Tier I capital	12.32%	13.26%	13.61%	13.13%	14.48%
Total risk-based capital	14.18%	15.13%	15.49%	15.12%	16.49%
Tier I leverage	11.40%	12.25%	12.49%	12.08%	13.10%
Tier I common equity	12.32%	13.26%	13.61%	13.13%	14.48%

(a)	Current period regulatory capital data and ratios are estimated.
(b)	Under the banking agencies’ risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories . The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.

Fifth Third Bancorp and Subsidiaries

Summary of Credit Loss Experience

$ in millions

(unaudited)

	For the Three Months Ended
	September 2011	June 2011	March 2011	December 2010	September 2010
Average loans and leases (excluding held for sale):
Commercial and industrial loans	$28,777	$27,909	$27,331	$26,338	$26,344
Commercial mortgage loans	10,050	10,394	10,685	10,985	11,375
Commercial construction loans	1,752	1,918	2,030	2,171	2,885
Commercial leases	3,300	3,349	3,364	3,314	3,257
Residential mortgage loans	10,006	9,654	9,282	8,382	7,837
Home equity	10,985	11,144	11,376	11,655	11,897
Automobile loans	11,445	11,188	11,070	10,825	10,517
Credit card	1,864	1,834	1,852	1,844	1,838
Other consumer loans and leases	441	547	646	722	667

Total average loans and leases (excluding held for sale)	$78,620	$77,937	$77,636	$76,236	$76,617

Losses charged off:
Commercial and industrial loans	($62)	($86)	($90)	($98)	($247)
Commercial mortgage loans	(49)	(51)	(58)	(83)	(271)
Commercial construction loans	(35)	(21)	(27)	(15)	(126)
Commercial leases	—	—	(1)	(1)	(1)
Residential mortgage loans	(38)	(37)	(67)	(63)	(205)
Home equity	(56)	(58)	(66)	(68)	(69)
Automobile loans	(19)	(18)	(28)	(28)	(27)
Credit card	(26)	(31)	(33)	(35)	(38)
Other consumer loans and leases	(9)	(41)	(27)	(8)	(8)

Total losses	(294)	(343)	(397)	(399)	(992)
Recoveries of losses previously charged off:
Commercial and industrial loans	7	10	7	13	10
Commercial mortgage loans	2	4	4	3	3
Commercial construction loans	—	1	1	4	5
Commercial leases	1	2	—	4	—
Residential mortgage loans	2	1	2	1	1
Home equity	3	4	3	3	3
Automobile loans	7	10	8	9	10
Credit card	8	3	2	2	2
Other consumer loans and leases	2	4	3	4	2

Total recoveries	32	39	30	43	36
Net losses charged off:
Commercial and industrial loans	(55)	(76)	(83)	(85)	(237)
Commercial mortgage loans	(47)	(47)	(54)	(80)	(268)
Commercial construction loans	(35)	(20)	(26)	(11)	(121)
Commercial leases	1	2	(1)	3	(1)
Residential mortgage loans	(36)	(36)	(65)	(62)	(204)
Home equity	(53)	(54)	(63)	(65)	(66)
Automobile loans	(12)	(8)	(20)	(19)	(17)
Credit card	(18)	(28)	(31)	(33)	(36)
Other consumer loans and leases	(7)	(37)	(24)	(4)	(6)

Total net losses charged off	($262)	($304)	($367)	($356)	($956)

Net charge-off Ratios:
Commercial and industrial loans	0.76%	1.10%	1.22%	1.27%	3.57%
Commercial mortgage loans	1.86%	1.83%	2.04%	2.86%	9.34%
Commercial construction loans	7.90%	4.09%	5.24%	1.88%	16.58%
Commercial leases	(0.12%)	(0.25%)	0.04%	(0.34%)	0.10%
Residential mortgage loans	1.41%	1.50%	2.82%	2.93%	10.37%
Home equity	1.89%	1.94%	2.23%	2.20%	2.19%
Automobile loans	0.41%	0.29%	0.73%	0.68%	0.65%
Credit card	3.86%	6.08%	6.60%	7.12%	7.68%
Other consumer loans and leases	6.67%	26.47%	17.16%	4.09%	3.88%

Total net charge-off ratio	1.32%	1.56%	1.92%	1.86%	4.95%

Fifth Third Bancorp and Subsidiaries

Asset Quality

$ in millions

(unaudited)

	For the Three Months Ended
	September 2011	June 2011	March 2011	December 2010	September 2010
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$2,614	$2,805	$3,004	$3,194	$3,693
Total net losses charged off	(262)	(304)	(367)	(356)	(956)
Provision for loan and lease losses	87	113	168	166	457

Allowance for loan and lease losses, ending	$2,439	$2,614	$2,805	$3,004	$3,194
Reserve for unfunded commitments, beginning	$197	$211	$227	$231	$254
Provision for unfunded commitments	(10)	(14)	(16)	(4)	(23)

Reserve for unfunded commitments, ending	$187	$197	$211	$227	$231

Components of allowance for credit losses:
Allowance for loan and lease losses	$2,439	$2,614	$2,805	$3,004	$3,194
Reserve for unfunded commitments	187	197	211	227	231

Total allowance for credit losses	$2,626	$2,811	$3,016	$3,231	$3,425

Nonperforming Assets and Delinquent Loans
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$449	$485	$477	$473	$525
Commercial mortgage loans	353	417	415	407	464
Commercial construction loans	151	147	159	182	211
Commercial leases	13	16	11	11	30
Residential mortgage loans	142	145	140	152	124
Home equity	25	26	24	23	23
Automobile loans	—	1	1	1	1
Other consumer loans and leases	1	3	60	84	—

Total nonaccrual portfolio loans and leases	1,134	1,240	1,287	1,333	1,378
Restructured loans and leases - commercial (non accrual)	189	188	149	141	31
Restructured loans and leases - consumer (non accrual)	215	211	209	206	175

Total nonperforming portfolio loans and leases	1,538	1,639	1,645	1,680	1,584
Repossessed property	17	15	20	27	29
Other real estate owned	389	434	461	467	469

Total nonperforming assets (a)	1,944	2,088	2,126	2,174	2,082
Nonaccrual loans held for sale	171	147	184	247	680
Restructured loans - commercial (non accrual) held for sale	26	29	32	47	19

Total nonperforming assets including loans held for sale	$2,141	$2,264	$2,342	$2,468	$2,781

Restructured portfolio consumer loans and leases (accrual)	$1,601	$1,593	$1,573	$1,560	$1,588
Restructured portfolio commercial loans and leases (accrual)	$349	$266	$243	$228	$146
Ninety days past due loans and leases:
Commercial and industrial loans	$9	$7	$8	$16	$29
Commercial mortgage loans	10	12	8	11	29
Commercial construction loans	43	48	23	3	5
Commercial leases	1	1	—	—	1

Total commercial loans and leases	63	68	39	30	64

Residential mortgage loans	91	87	98	100	111
Home equity	83	84	84	89	87
Automobile loans	9	10	9	13	13
Credit card	28	30	36	42	42
Other consumer loans and leases	—	—	—	—	—

Total consumer loans and leases	211	211	227	244	253

Total ninety days past due loans and leases	$274	$279	$266	$274	$317

Ratios
Net losses charged off as a percent of average loans and leases	1.32%	1.56%	1.92%	1.86%	4.95%
Allowance for loan and lease losses:
As a percent of loans and leases	3.08%	3.35%	3.62%	3.88%	4.20%
As a percent of nonperforming loans and leases (a)	158%	160%	170%	179%	202%
As a percent of nonperforming assets (a)	125%	125%	132%	138%	153%
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned (a)	1.93%	2.09%	2.11%	2.15%	2.07%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (a)	2.44%	2.66%	2.73%	2.79%	2.72%
Nonperforming assets as a percent of total loans, leases and other assets, including other real estate owned	2.64%	2.84%	2.96%	3.08%	3.51%

(a)	Does not include nonaccrual loans held for sale

Fifth Third Bancorp and Subsidiaries

Regulation G Non-GAAP Reconcilation

$ and shares in millions

(unaudited)

	For the Three Months Ended
	September 2011	June 2011	March 2011	December 2010	September 2010
Income before income taxes (U.S. GAAP)	530	506	377	417	303
Add: Provision expense (U.S. GAAP)	87	113	168	166	457

Pre-provision net revenue	617	619	545	583	760
Net income available to common shareholders (U.S. GAAP)	373	328	88	270	175
Add: Intangible amortization, net of tax	3	4	5	7	7

Tangible net income available to common shareholders	376	332	93	277	182
Tangible net income available to common shareholders (annualized) (a)	1,492	1,332	377	1,099	722
Average Bancorp shareholders’ equity (U.S. GAAP)	12,841	12,365	13,052	14,007	13,852
Less: Average preferred stock	398	398	1,557	3,648	3,637
Average goodwill	2,417	2,417	2,417	2,417	2,417
Average intangible assets	47	52	59	67	78

Average tangible common equity (b)	9,979	9,498	9,019	7,875	7,720
Total Bancorp shareholders’ equity (U.S. GAAP)	13,029	12,572	12,163	14,051	13,884
Less: Preferred stock	(398)	(398)	(398)	(3,654)	(3,642)
Goodwill	(2,417)	(2,417)	(2,417)	(2,417)	(2,417)
Intangible assets	(45)	(49)	(55)	(62)	(72)

Tangible common equity, including unrealized gains / losses (c)	10,169	9,708	9,293	7,918	7,753
Less: Accumulated other comprehensive income / loss	(542)	(396)	(263)	(314)	(432)

Tangible common equity, excluding unrealized gains / losses (d)	9,627	9,312	9,030	7,604	7,321
Add: Preferred stock	398	398	398	3,654	3,642

Tangible equity (e)	10,025	9,710	9,428	11,258	10,963
Total assets (U.S. GAAP)	114,905	110,805	110,485	111,007	112,322
Less: Goodwill	(2,417)	(2,417)	(2,417)	(2,417)	(2,417)
Intangible assets	(45)	(49)	(55)	(62)	(72)

Tangible assets, including unrealized gains / losses (f)	112,443	108,339	108,013	108,528	109,833
Less: Accumulated other comprehensive income / loss, before tax	(834)	(609)	(405)	(483)	(665)

Tangible assets, excluding unrealized gains / losses (g)	111,609	107,730	107,608	108,045	109,168
Total Bancorp shareholders’ equity (U.S. GAAP)	13,029	12,572	12,163	14,051	13,884
Goodwill and certain other intangibles	(2,514)	(2,536)	(2,546)	(2,546)	(2,525)
Unrealized gains	(542)	(396)	(263)	(314)	(432)
Qualifying trust preferred securities	2,273	2,312	2,763	2,763	2,763
Other	20	20	12	11	8

Tier I capital	12,266	11,972	12,129	13,965	13,698
Less: Preferred stock	(398)	(398)	(398)	(3,654)	(3,642)
Qualifying trust preferred securities	(2,273)	(2,312)	(2,763)	(2,763)	(2,763)
Qualifying noncontrolling interest in consolidated subsidiaries	(30)	(30)	(30)	(30)	(30)

Tier I common equity (h)	9,565	9,232	8,938	7,518	7,263
Unrealized gains	542
Disallowed deferred tax assets	—
Disallowed MSRs	64
Other	10
Less: 10% of individual deferred tax assets, MSRs, investment in financial entities	—
15% of aggregate deferred tax assets, MSRs, investment in financial entities	—

Tier I common equity, Basel III proforma (i)	10,181
Common shares outstanding (j)	920	920	919	796	796
Risk-weighted assets, determined in accordance with prescribed regulatory requirements (k)	102,562	100,320	99,392	100,561	98,904
Add: Regulatory deductions not deducted from Tier 1 common equity, risk-weighted at 250%	1,377

Risk-weighted assets, Basel III proforma (I)	103,939
Ratios:
Return on average tangible common equity (a) / (b)	14.95%	14.02%	4.18%	13.95%	9.35%
Tangible equity (e) / (g)	8.98%	9.01%	8.76%	10.42%	10.04%
Tangible common equity (excluding unrealized gains/losses) (d) / (g)	8.63%	8.64%	8.39%	7.04%	6.70%
Tangible common equity (including unrealized gains/losses) (c) / (f)	9.04%	8.96%	8.60%	7.30%	7.06%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses) (d) / (k)	9.39%	9.28%	9.09%	7.56%	7.40%
Tangible book value per share (c) / (j)	11.05	10.55	10.11	9.94	9.74
Tier I common equity (h) / (k)	9.33%	9.20%	8.99%	7.48%	7.34%
Tier I common equity, Basel III proforma (i) / (I)	9.80%

Fifth Third Bancorp and Subsidiaries

Segment Presentation

$ in millions

(unaudited)

For the three months ended September 30, 2011	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	345	359	85	28	81	898
Provision for loan and lease losses	(104)	(87)	(55)	(15)	174	(87)

Net interest income after provision for loan and lease losses	241	272	30	13	255	811
Total noninterest income	159	215	191	92	8	665
Total noninterest expense	(262)	(399)	(158)	(105)	(22)	(946)

Net income before taxes	138	88	63	—	241	530
Applicable income taxes (a)	(10)	(31)	(22)	—	(86)	(149)

Net income	128	57	41	—	155	381
Net income (loss) attributable to noncontrolling interest	—	—	—	—	—	—

Net income attributable to Bancorp	128	57	41	—	155	381
Dividends on preferred stock	—	—	—	—	8	8

Net income available to common shareholders	128	57	41	—	147	373

For the three months ended June 30, 2011	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	339	359	81	28	62	869
Provision for loan and lease losses	(147)	(98)	(55)	(4)	191	(113)

Net interest income after provision for loan and lease losses	192	261	26	24	253	756
Total noninterest income	163	213	167	95	18	656
Total noninterest expense	(280)	(393)	(147)	(104)	23	(901)

Net income before taxes	75	81	46	15	294	511
Applicable income taxes (a)	11	(29)	(16)	(5)	(135)	(174)

Net income	86	52	30	10	159	337
Net income (loss) attributable to noncontrolling interest	—	—	—	—	—	—

Net income attributable to Bancorp	86	52	30	10	159	337
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	86	52	30	10	150	328

For the three months ended March 31, 2011	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	333	336	93	28	94	884
Provision for loan and lease losses	(152)	(113)	(97)	(5)	199	(168)

Net interest income after provision for loan and lease losses	181	223	(4)	23	293	716
Total noninterest income	175	201	116	98	(6)	584
Total noninterest expense	(274)	(392)	(157)	(107)	12	(918)

Net income before taxes	82	32	(45)	14	299	382
Applicable income taxes (a)	7	(11)	16	(5)	(124)	(117)

Net income	89	21	(29)	9	175	265
Net income (loss) attributable to noncontrolling interest	—	—	—	—	—	—

Net income attributable to Bancorp	89	21	(29)	9	175	265
Dividends on preferred stock	—	—	—	—	177	177

Net income available to common shareholders	89	21	(29)	9	(2)	88

For the three months ended December 31, 2010	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	390	357	108	29	35	919
Provision for loan and lease losses	(135)	(117)	(93)	(11)	190	(166)

Net interest income after provision for loan and lease losses	255	240	15	18	225	753
Total noninterest income	170	225	159	90	12	656
Total noninterest expense	(266)	(390)	(157)	(108)	(66)	(987)

Net income before taxes	159	75	17	—	171	422
Applicable income taxes (a)	(17)	(26)	(6)	—	(39)	(88)

Net income	142	49	11	—	132	334
Net income (loss) attributable to noncontrolling interest	—	—	—	—	1	1

Net income attributable to Bancorp	142	49	11	—	131	333
Dividends on preferred stock	—	—	—	—	63	63

Net income available to common shareholders	142	49	11	—	68	270

For the three months ended September 30, 2010	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	389	381	105	35	6	916
Provision for loan and lease losses	(559)	(150)	(235)	(12)	499	(457)

Net interest income after provision for loan and lease losses	(170)	231	(130)	23	505	459
Total noninterest income	139	227	225	88	148	827
Total noninterest expense	(246)	(387)	(146)	(101)	(99)	(979)

Net income (loss) before taxes	(277)	71	(51)	10	554	307
Applicable income taxes (a)	132	(25)	18	(4)	(190)	(69)

Net income (loss)	(145)	46	(33)	6	364	238
Net income (loss) attributable to noncontrolling interest	—	—	—	—	—	—

Net income (loss) attributable to Bancorp	(145)	46	(33)	6	364	238
Dividends on preferred stock	—	—	—	—	63	63

Net income (loss) available to common shareholders	(145)	46	(33)	6	301	175

(a)	Includes taxable equivalent adjustments of $4 million for the three months ended September 30, 2011 and 2010, $5 million for the three months ended June 30, 2011, March 31, 2011 and December 31, 2010.